Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

between

Frits van Paasschen

and

Starwood Hotels & Resorts Worldwide, Inc.

This Separation Agreement and General Release (this “Separation Agreement”) is made and entered into as of the 16th day of February 2015 by and between Frits van Paasschen, a resident of Connecticut (“Executive”), and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (hereinafter, the “Company”).

WHEREAS, Executive and the Company are parties to an agreement, dated April 18, 2013, (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment as an employee with the Company as Chief Executive Officer;

WHEREAS, Executive will resign immediately from all of his positions with the Company and its affiliates;

WHEREAS, the Company and Executive have agreed upon and desire to confirm the arrangements relating to Executive’s resignation from the employ of the Company as well as his resignation from the Board of Directors of the Company and the parties wish to resolve and settle all claims between Executive and the Company in accordance with, and in consideration of the terms and provisions set forth herein;

NOW THEREFORE, it is hereby agreed, by and between the Company and Executive, for the good and sufficient consideration set forth below, as follows:

1. RESIGNATION. Executive hereby irrevocably resigns his employment with the Company and each of its affiliates and resigns his position as a Director of the Company and each of its affiliates. Executive’s last day as Chief Executive Officer of the Company and the effective date of his resignation from the Board of Directors shall be February 13, 2015 (“Last Day Worked”) and his separation from employment shall be close of business on February 28, 2015 (hereinafter, the “Resignation Date”). The Company and Executive both hereby agree to waive any and all notice requirements contained in the Employment Agreement. Effective as of the Last Day Worked, Executive hereby resigns from all officerships, directorships, trusteeships and other positions he holds, in whole or in part, by virtue of his association with the Company and its subsidiaries, affiliates or other related entities, and he shall execute and deliver such additional documents or instruments, if any, as may be requested by the Company to confirm or effectuate any such resignations. The Company acknowledges receipt of Executive’s notice of intention to resign on February 13, 2015, with a separation of employment effective close of business on February 28, 2015, consistent with Section 2.4 of his Employment Agreement. The

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parties acknowledge and agree that the Resignation Date marks the “separation from service” for purposes of Treasury Regulations Section 1.409A-1(h).

2. TERMINATION OF EMPLOYMENT AGREEMENT. Except as provided for in this Separation Agreement, the Employment Agreement is terminated and superseded by this Separation Agreement. Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.

3.	COMPENSATION; BENEFITS; EQUITY INTERESTS.

a. The Company will pay Executive for all “Accrued Benefits,” including: (A) an amount equal to Executive’s unpaid Base Salary earned, and any accrued and unpaid vacation pay, through the Resignation Date, which shall be paid on the next payroll date occurring on or following the Resignation Date, (B) the unpaid bonus earned for 2014 in the amount of $1,875,000.00, which unpaid bonus shall be paid when 2014 bonuses are paid to senior executives (but not later than March 15, 2015), and (C) unreimbursed expenses, which shall be payable in accordance with Company policy (subject to compliance with the Company’s expense reimbursement guidelines).

b. Executive agrees that the compensation, equity and benefits set forth this Separation Agreement represent the sole compensation, equity or benefits due or to become due to Executive in connection with his employment and his separation from employment. No further or other payments, compensation, bonuses, vacation pay or benefits are or shall become due or payable at any time by the Company, other than as provided in this Separation Agreement.

c. Executive’s participation as an active employee, and if applicable Executive’s dependent(s)’ coverage, under all employee health benefit plans sponsored by the Company shall end close of business on February 28, 2015. As required by law, Executive shall receive separate notification from the Company regarding Executive’s and Executive’s dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company at Executive’s and/or Executive’s dependent(s)’ own expense under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) subject to any applicable requirements for continuation of coverage as set forth by COBRA. The Company has agreed to waive Executive’s obligation to pay the 2% administrative charge for the first 24 months of such coverage. In addition, the Company has agreed to pay Executive, on the Resignation Date, a lump sum cash payment equal to $25,255.75, subject to applicable tax withholdings, in full satisfaction of the Company’s obligations under Section 3.4(a)(iii) of the Employment Agreement.

d. Executive shall be entitled to retain his cellular phone and iPad and the Company shall cooperate with Executive in transferring his cellular telephone number to his personal account, provided that the Company shall remove Company data from these devices before they are delivered to Executive.

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e. Except with respect to the performance share awards granted on February 28, 2013 (the “2013 Award”) and February 28, 2014 (the “2014 Award”, and collectively, the “Performance Share Awards”), following the ordinary course vesting of his outstanding compensatory equity awards through February 28, 2015, Executive will thereafter immediately cease vesting in, and will thereafter immediately forfeit all right, title and interest in or to, all then outstanding but unvested or unearned equity awards, including but not limited to stock options, restricted stock, and deferred units. With respect to each of the Performance Share Awards, at the conclusion of the 3 year performance periods, when the Compensation Committee determines actual performance for each such award for current employees, Executive will become vested in 2/3rds of the number of shares that would otherwise have been earned under the 2013 Award based on actual performance, and 1/3 of the of the number of shares that would otherwise have been earned under the 2014 Award, as determined based on actual performance. Executive may exercise any vested options for a period of 30 days in accordance with the terms of the applicable equity plan and award agreement as they apply in the context of Executive’s termination hereunder. Nothing in this Separation Agreement modifies the terms of his outstanding awards or of the applicable equity plans under which such awards were granted.

f. To the extent that Executive has account balances under the Starwood Hotels & Resorts Worldwide, Inc., Deferred Compensation Plan (the “Deferred Compensation Plan”) or pursuant to the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan (the “Savings and Retirement Plan”), such account balances shall be distributed in accordance with such plan and the elections previously made by Executive with respect thereto (including in a manner that will not subject such distributions to any excise tax or additional payment pursuant to 409A). Nothing in this Separation Agreement modifies the terms of the Deferred Compensation Plan or the Savings and Retirement Plan, or Executive’s elections under each plan.

4.	CONSULTING PERIOD AND SEPARATION PAYMENTS.

a. Subject to Executive’s satisfaction of the release requirement described in Section 5 of the Separation Agreement and Executive’s compliance with his obligations under Sections 6 and 7 of this Separation Agreement, upon the Resignation Date, Executive shall assume the responsibilities of a consultant to the Company for a three-month period from March 1, 2015 to May 31, 2015 (the “Consulting Period”). For the Consulting Period, Executive shall provide such services as are requested by the Board or by the interim or new CEO from time to time (the “Consulting Services”). For the avoidance of doubt and subject to Executive’s obligations pursuant to Section 6, the Company acknowledges and agrees that Executive will be permitted to seek and/or obtain new employment during the Consulting Period and that the Consulting Services will be performed at such times and in such locations as are reasonably convenient to Executive, taking into account Executive’s other professional and personal commitments.

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b. During the Consulting Period, the Company shall pay Executive a monthly consulting fee in the amount of $104,166.67, minus all taxes and withholdings (“Consulting Fees”). The Company will pay the Consulting Fees within 15 days of the conclusion of each month. Other than as set forth in this Section 4, Executive shall not be entitled to any other compensation or benefits with respect to the Consulting Period and shall not vest in any previously granted awards during the Consulting Period.

c. The Company will reimburse Executive, pursuant to its regular business practice, for reasonable, documented ordinary and necessary business expenses incurred in performing the Consulting Services, provided that these expenses have been pre-approved in writing by the Company’s Chief Executive Officer.

d. Upon the completion of the Consulting Period, and in exchange for Executive’s signing and returning and not revoking the Release attached hereto as Exhibit A, so that such Release is effective not earlier than May 31, 2015 and not later than June 30, 2015, and Executive’s compliance with his obligations under Section 6 and 7 of this Separation Agreement, the Company will pay Executive:

i. A lump sum severance payment equal to $7,187,500.00, which is calculated as the sum of (x) $2,187,500, being twenty-one (21) times the sum of Executive’s monthly Base Salary in effect on the Resignation Date ($104,166.67) and (y) $5,000,000, being two (2) times the Target Bonus amount in effect on the Resignation Date. The Company will pay this lump sum amount on June 30, 2015.

ii. 1/6th of the 2015 bonus (that is, an amount pro-rated through the Resignation Date), earned by and payable to the Executive in accordance with, and subject to, (x) the terms of the Annual Incentive Plan (“AIP”) based on actual results for fiscal year 2015 (determined without regard for any exercise of negative discretion by the Board or applicable Committee thereof under the AIP that is applied disproportionately to Executive) and (y) payroll policies in effect at the Company (as if Executive were employed at the time). The Company will pay this amount in a single lump sum on the earlier of (A) March 15, 2016, and (B) the date such 2015 bonuses are paid to other senior executives following the conclusion of fiscal year 2015. Executive understands and agrees that, from and after February 13, 2014, the Company will not grant additional compensatory equity awards to Executive, regardless of any representations in the Employment Agreement to the contrary.

e. Each and every payment under this Separation Agreement is intended to be a “separate payment” for purposes of U.S. Internal Revenue Code Section 409A (“Section 409A”). Furthermore, the Company will use commercially reasonable good faith efforts so that each payment under this Separation Agreement will be made in compliance with Treasury Regulations Section 1.409A-1(b)(4) so as to be exempt from adverse taxation under Section 409A. For clarity, payments under the Deferred Compensation Plan and

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the Savings and Retirement Plan are not deemed payments under this Separation Agreement.

5.	RELEASE.

a. Executive, on behalf of himself and anyone claiming through him, hereby agrees, except to the extent such right may not be waived by law, not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, and attorneys or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”). Executive agrees to and hereby does release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to the time Executive signs this Separation Agreement, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof, any failure to promote Executive and the termination or cessation of Executive’s employment with the Company or any of its subsidiaries or affiliates, and including, without limitation, any and all claims arising under the Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act, the New York State Human Rights Law (Executive Law Art. 15, Sec. 290 et seq.) or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Separation Agreement shall apply to, or release the Company from, any obligation of the Company contained in Article 4 or in Article 7 of the Employment Agreement or any vested benefit pursuant to any employee benefit plan of the Company, and this Separation Agreement does not waive rights or claims that arise after the time Executive signs it below. The consideration offered in the Employment Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all such claims or potential claims, and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Executive. Executive agrees that he has no present or future right to employment with

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the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

b. The “covenant not to sue” contained in the first sentence above does not prevent or prohibit Executive from filing any administrative complaint or charge against the Released Parties with any federal, state, or local agency, including for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but Executive understands that by signing this Separation Agreement, he will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to claims released or waived by this Separation Agreement. Similarly, the “covenant not to sue” does not prevent Executive from seeking a judicial determination of the validity of his release of claims under the ADEA.

c. Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

6.	RESTRICTIVE COVENANTS.

a. NO ACQUISITIONS, BENEFICIAL OWNERSHIP, MERGERS OR OTHER BUSINESS COMBINATION. During the two-year period commencing from the Effective Date of this Separation Agreement, Executive will not, directly or indirectly (whether or not pursuant to any legally binding agreement or commitment), (i) acquire, or offer to acquire, beneficial ownership (as defined under Section 13D of the Securities Exchange Act of 1934) of any equity securities of the Company, (ii) acquire, or offer to acquire, beneficial ownership of any options or other rights to acquire any equity securities of the Company (whether or not exercisable only after the passage of time or the occurrence of an event), (iii) offer to enter into any merger, business combination, sale of all or substantially all assets, or similar transaction, involving the Company or any acquisition of voting control of the Company (a “Restricted Transaction”), (iv) directly or indirectly participate in, or cause the formation of, any group (as defined under Section 13D of the Securities Exchange Act of 1934) which seeks to do any of the foregoing or (v) propose, or publicly announce or otherwise disclose any request for permission or any consent in respect of any of the foregoing. Nothing in this Separation Agreement will prevent or prohibit the acquisition, receipt or exchange by Executive of beneficial ownership of any equity securities of the Company from the Company or pursuant to existing contracts to which the Company or any of its subsidiaries, affiliates or other related entities is a party.

b. NONCOMPETITION. Executive agrees that for a period of two years from the Effective Date (the “Noncompetition Period”), Executive shall not in any manner, directly or indirectly (whether as an officer, director, employee, investor, consultant, or

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otherwise), engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business (a “Competing Business”) in which Executive was involved or had knowledge was being conducted or planned by the Company or any of its subsidiaries, as of the termination of Executive’s employment, in any geographic area in which the Company or any of its subsidiaries is then conducting such business. Nothing in this Paragraph shall prevent Executive from being employed as Chief Executive Officer of an enterprise which is engaged in a Competing Business if (i) such enterprise is a diversified business enterprise and the revenues derived by such enterprise from the Competing Business do not exceed 25% of the Company’s gross revenue for the calendar year immediately preceding termination of Executive’s employment and (ii) such enterprise is not one of the following: Accor; Choice Hotels International; Club Med; Expedia, Inc.; Fairmont Hotels & Resorts Inc.; Four Seasons Hotels Inc.; Hilton Hotels Corporation; Hyatt Corporation; Ian Schrager Company; Intercontinental Hotel Group; Kimpton Hotels & Restaurant Group, Inc.; Mandarin Oriental; Marriott International, Inc.; Morgans Hotel Group Co.; Sabre Holdings; Shangri-La Hotels & Resorts; TRT Holdings (owns Omni); or Wyndham Worldwide Corporation.

c. NONSOLICITATION. Executive further agrees that during the Noncompetition Period Executive shall not (i) in any manner, directly or indirectly, assist, solicit, induce or encourage, or attempt to assist, solicit induce, or encourage, any employee of the Company or any of its subsidiaries, to terminate or abandon his or her employment for any purpose whatsoever; or (ii) in connection with any business to which the above Paragraph 6(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

d. Nothing in this Paragraph 6 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than one percent of the outstanding stock (at an original cost less than $5,000,000) of any class of a corporation whose securities are publicly traded, so long as Executive has no active participation in the business of such corporation.

7. CONFIDENTIAL INFORMATION/RETURN OF COMPANY PROPERTY. Executive shall not, at any time, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly and in any event no later than March 1, 2015, Executive shall surrender to the Company all records, memoranda, notes, plans, reports,

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computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under Executive’s control (together with all copies thereof). Executive agrees that with regards to the computer owned by him personally, to the extent it contains any Confidential Information or Company property, Executive will allow the Company to have access to his personal computer and to remove from the computer any such Confidential Information or Company property.

8. CONSENT TO JURISDICTION. The parties irrevocably agree that any action arising out of or relating to this Separation Agreement or any of the transactions contemplated hereby must be filed in any state or federal court located in Fairfield County, Connecticut and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto must be heard and determined only in such courts, and service of process shall be deemed sufficient by (i) hand-delivery (with receipt acknowledged) or (ii) e-mail as follows:

If intended for Executive:	Frits van Paasschen At the most recent address for Executive shown on the payroll records of the Company Email: fdirkvp@gmail.com

With a copy to Executive’s attorney:	Robert F. Simon, Esq. Vedder Price 222 North LaSalle Street Chicago, Illinois 60601 rsimon@vedderprice.com

If intended for the Company:	Starwood Hotels & Resorts Worldwide, Inc. Attn: Kenneth Siegel, Esq. One StarPoint Stamford, Connecticut 06902 kenneth.siegel@starwoodhotels.com

With a copy to the Company’s attorney:	Terri L. Chase Jones Day 222 East 41st Street New York, New York 10017 tlchase@jonesday.com

Both parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

9. SPECIFIC PERFORMANCE. Both parties acknowledge and agree that the breach of any provision contained in this Separation Agreement (without giving effect to any materiality

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qualifiers) by a party would cause irreparable damage to the other party (the “Non-Breaching Party), and that the Non-Breaching Party will not have an adequate remedy at law. Therefore, the obligations of both parties under this Separation Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Separation Agreement or otherwise.

10. ARBITRATION. In the event of any controversy, dispute or claim arising out of or related to this Separation Agreement, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein, be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the Employment Arbitration and Mediation Rules and Procedures of the American Arbitration Association (“National Rules”), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Separation Agreement, the provisions of this Separation Agreement shall control):

a. The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA, and chosen by Executive and the Company by each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

b. The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall reimburse the Company for his legal fees and expenses paid by the Company if the arbitrator finds that Executive brought an action in bad faith.

c. The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Separation Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

d. The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Separation Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Separation Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Separation Agreement. The Arbitrator’s award or other permitted

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remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

e. The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Separation Agreement and, in any subsequent arbitral or judicial proceedings between the parties.

f. The arbitration shall take place in New York, New York.

g. The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Separation Agreement.

h. The parties shall continue performing their respective obligations under this Separation Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

i. The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

j. Notwithstanding the dispute resolution procedures contained in this Section 10, either party may apply to any court sitting in Fairfield County, Connecticut (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award

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or decision of the Arbitrator that does not comport with the express provision of this section.

11. GOVERNING LAW. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

12. HEADINGS. All sections, captions or titles in this Separation Agreement are inserted for convenience of reference only and shall not affect or be utilized in construing or interpreting this Separation Agreement.

13. ENTIRE AGREEMENT. This Separation Agreement contains, and is intended to contain, a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior statements, representations, discussions, agreements, draft agreements, and undertakings whether written or oral, express or implied, of any and every nature with respect thereto (other than with respect to the references herein to the treatment of equity awards under the terms of all applicable equity award agreements and equity plans). The parties agree and affirm that the only consideration for the execution of this Separation Agreement are the terms stated herein and that there are no other promises or agreements of any kind which have caused them to execute this agreements between them.

14. NO ADMISSION OF LIABILITY. Nothing contained in this Separation Agreement and nothing done in contemplation of or pursuant to this Separation Agreement is intended to be nor shall it be construed to be, an admission of liability or unlawful conduct by either party hereto, all such liability being expressly denied.

15. COOPERATION. Upon reasonable prior request, Executive agrees to cooperate with the Company Releasees in connection with any present or future litigation or regulatory proceeding brought against the Company Releasees, to the extent the Company deems Executive’s cooperation necessary. Such cooperation may include, but shall not be limited to, meeting with the Company Releasees’ counsel and providing testimony if so requested. The Company will reimburse Executive for pre-approved out-of-pocket expenses incurred by Executive (including reasonable attorney’s fees, if appropriate) as a result of such cooperation, provided that the Company shall not unreasonably withhold or delay approval of such expenses. Any such cooperation and/or attendance at meetings shall be scheduled at such dates and times as reasonably agreed by Executive and the Company, and the Executive shall be entitled to receive a reasonable hourly or per diem amount for Executive’s time.

16. NOTICES. Any notice, demand, request or communication of any kind required or permitted hereunder shall be in writing and shall be deemed sufficiently served if sent by (i) hand delivery (with receipt acknowledged), (ii) reputable overnight carrier, or (iii) United States registered or certified mail, postage prepaid, return receipt requested to the parties addressed to the individuals and addresses identified in Section 8 of the Separation Agreement or at such

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other address as each may designate from time to time by notice to the other parties. Any such notice, demand, request or communication shall be deemed to have been duly given or served on the date of delivery, if delivered by hand, or on the date shown on the return receipt or other evidence of delivery, if mailed or sent by overnight carrier.

17. LEGAL ADVICE. Executive acknowledges that he has had the opportunity to receive, and has actually received, independent legal advice in this matter, and that he is hereby voluntarily, knowingly and willfully waiving and/or foregoing certain legal rights.

18. ADDITIONAL ACKNOWLEDGEMENTS AND REPRESENTATIONS BY EXECUTIVE. Executive acknowledges that: (a) he understands this Separation Agreement; (b) he is not releasing any claims that may arise after the date of this Separation Agreement; (c) he is executing this Separation Agreement in exchange for consideration in addition to anything of value to which he is already entitled; (d) he has been advised by Company to consult with counsel prior to executing this Separation Agreement, and he has consulted with and been represented by counsel; and (e) his waiver of rights and claims is knowing and voluntary.

19. AMENDMENT. This Separation Agreement cannot be amended, supplemented or modified, nor may any provision hereof be waived, except by a written instrument executed by the parties.

20. CONSTRUCTION. This Separation Agreement is deemed to have been drafted jointly by the parties to this Separation Agreement. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any other party.

21. COUNTERPARTS. This Separation Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Separation Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

22. SIGNATORY AUTHORITY. Both of the parties represent, warrant and agree that they have the full right and authority to enter into this Separation Agreement, and that the person executing this Separation Agreement on behalf of the Company has the full right and authority to fully commit and bind the Company.

23. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS SEPARATION AGREEMENT, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS SEPARATION AGREEMENT CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS SEPARATION AGREEMENT, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS SEPARATION AGREEMENT AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS SEPARATION AGREEMENT, EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE ADEA BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION TO THE

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COMPANY AS SET FORTH IN SECTION 8 OF THE SEPARATION AGREEMENT. IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO RECEIVE THE AMOUNT PAYABLE TO HIM PURSUANT TO SECTION 4 OF THIS SEPARATION AGREEMENT, OTHER THAN $10,000, WHICH EXECUTIVE ACKNOWLEDGES IS ADEQUATE CONSIDERATION TO SUPPORT THE RELEASE OF HIS NON-ADEA CLAIMS. THIS SEPARATION AGREEMENT WILL BE EFFECTIVE, WITH RESPECT TO ADEA CLAIMS, ON THE EIGHTH DAY AFTER IT IS SIGNED BY EXECUTIVE, AND WITH RESPECT TO OTHER CLAIMS, AT THE TIME IT IS SIGNED BY EXECUTIVE.

24. The Separation Agreement constitutes the entire understanding between the parties. Executive has not relied on any oral or written statements that are not included in the Separation Agreement.

25. In the event that any provision of this Separation Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Separation Agreement shall remain in full force and effect, and such provision that is found to be invalid or unenforceable shall be modified as necessary to permit this Separation Agreement to be upheld and enforced to the maximum extent permitted by law.

26. This Separation Agreement inures to the benefit of the Company and its successors and assigns.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.	FRITS VAN PAASSCHEN

/s/ Kenneth Siegel	/s/ Frits van Paasschen
SIGNATURE	SIGNATURE

February 16, 2015	February 16, 2015
DATE	DATE

Kenneth Siegel
PRINT NAME

CAO
TITLE

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EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is executed by Frits van Paasschen (“Executive”) pursuant to Paragraph 4 of the Separation Agreement between Starwood Hotels & Resorts Worldwide, Inc. dated February 16, 2015 (the “Separation Agreement”).

WHEREAS, Executive’s employment with the Company has terminated;

WHEREAS, the Company and Executive intend that the terms and conditions of the Separation Agreement shall govern all issues relating to Executive’s employment and termination of employment with the Company;

WHEREAS, Executive has been given the opportunity to consider this Release Agreement for 21 days;

WHEREAS, the Company hereby advises Executive in writing to consult with an attorney before signing this Release;

WHEREAS, Executive acknowledges that the separation benefits to be provided to Executive under the Separation Agreement are sufficient to support this Release; and constitutes consideration to which Executive would not otherwise be entitled;

WHEREAS, Executive understands that the Company regards the representations by Executive in the Separation Agreement as material and that the Company is relying upon such representations in paying amounts to Executive pursuant to the Separation Agreement.

EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1. Executive’s employment with the Company terminated on February 28, 2015, and Executive has and will receive the payments and benefits set forth in the Separation Agreement in accordance with the terms and subject to the conditions thereof.

2. Executive, on behalf of himself and anyone claiming through him, hereby agrees, except to the extent such right may not be waived by law, not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, and attorneys or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”). Executive agrees to and hereby does release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to the time Executive signs this Release, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof, any failure to promote Executive and the termination or cessation of Executive’s employment with the Company or any of its subsidiaries or affiliates, and including, without limitation, any and all claims arising under the Title VII of the Civil Rights

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Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act, the New York State Human Rights Law (Executive Law Art. 15, Sec. 290 et seq.) or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company from, any obligation of the Company arising under and contained in the Separation Agreement, any obligation of the Company arising under and contained in the Employment Agreement (as defined in the Separation Agreement) that is not released or waived in the Separation Agreement, or any vested benefit pursuant to any employee benefit plan of the Company, and this Agreement does not waive rights or claims that arise after the time Executive signs it below. The consideration offered in the Separation Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all such claims or potential claims, and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Executive. Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

The “covenant not to sue” contained in the first sentence above does not prevent or prohibit Executive from filing any administrative complaint or charge against the Released Parties with any federal, state, or local agency, including for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but Executive understands that by signing this Agreement, he will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to claims released or waived by this Release. Similarly, the “covenant not to sue” does not prevent Executive from seeking a judicial determination of the validity of his release of claims under the ADEA.

3. Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

4. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS RELEASE, EXECUTIVE SHALL

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HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE ADEA BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION TO THE COMPANY AS SET FORTH IN SECTION 8 OF THE SEPARATION AGREEMENT . IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO RECEIVE THE AMOUNT PAYABLE TO HIM PURSUANT TO PARAGRAPHS 3 AND 4, OTHER THAN $10,000, WHICH EXECUTIVE ACKNOWLEDGES IS ADEQUATE CONSIDERATION TO SUPPORT THE SEPARATION AGREEMENT OF HIS NON-ADEA CLAIMS. THIS AGREEMENT WILL BE EFFECTIVE, WITH RESPECT TO ADEA CLAIMS, ON THE EIGHTH DAY AFTER IT IS SIGNED BY EXECUTIVE, AND WITH RESPECT TO OTHER CLAIMS, AT THE TIME IT IS SIGNED BY EXECUTIVE.

5. The Separation Agreement constitutes the entire understanding between the parties. Executive has not relied on any oral or written statements that are not included in the Separation Agreement.

6. This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of New York without regard to the principle of conflicts of laws.

7. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect, and such provision that is found to be invalid or unenforceable shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

8.	This Release inures to the benefit of the Company and its successors and assigns.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.	FRITS VAN PAASSCHEN

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